Exhibit 10.28

AMENDED LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“License Agreement”) is made and entered into as of this 30th day of December, 2011 (the “Effective Date”), by Alphatec Spine, Inc. (“Alphatec” or “Licensee”), on the one hand, and Cross Medical Products, LLC (“Cross”), on the other hand. Alphatec and Cross are each individually referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

A. Cross, through its affiliate EBI, LLC, is the owner of all rights, title, and interest in and to United States Patent Nos. 5,466,237 and 5,474,555.

B. Both Cross and Alphatec are parties to an Original License Agreement, dated April 23, 2003, that licensed the subject matter of the 5,466,237 Patent and the 5,474, 555 Patent to Alphatec.

C. In 2009, a dispute arose between the Parties concerning the amount of royalties due under the Original License Agreement and the Alphatec products that are considered “Licensed Product” as defined in the Original License Agreement.

D. On February 12, 2010, Cross filed an action entitled Cross Medical Products, LLC v. Alphatec Spine, Inc., Case No. SACV10-00176-MRP (MLGx) in the United States District Court for the Central District of California (the “License Action”).

E. In the License Action, Cross alleged that Alphatec had breached an April 23, 2003, License Agreement between them by failing to pay royalties on certain “Licensed Product,” as defined in that License Agreement. Alphatec denied the allegations and asserted affirmative defenses and counterclaims.

F. The License Action, including the Complaint, defenses and counterclaims, and any contemplated appeal, is collectively referred to herein as the “Dispute.”

G. In settlement of the Dispute, the Parties have agreed to enter into this Amended License Agreement, which is expressly meant to, and does, modify the Original License Agreement.

ARTICLE 1.

DEFINITIONS

1.1 “the ‘555 Patent” shall mean U.S. Patent No. 5,474,555; all patents issued from any divisions, reissues, and continuations of U.S. Patent No. 5,474,555 or from any application on which U.S. Patent No. 5,474,555 is based or from which it claims priority; and all foreign patents or patent applications that correspond to or claim priority from U.S. Patent No. 5,474,555 or any application on which it is based or from which it claims priority.

1.2 “the ‘237 Patent” shall mean U.S. Patent No. 5,466,237; all patents issued from any divisions, reissues, and continuations of U.S. Patent No. 5,466,237 or from any application on which U.S. Patent No. 5,466,237 is based or from which it claims priority; and all foreign patents or patent applications that correspond to or claim priority from U.S. Patent No. 5,466,237 or any application on which it is based or from which it claims priority.

1.3 “Licensed Product” shall refer to the polyaxial screw component of any spinal implant products, devices or solutions that stabilize the spine during spinal fusions.

1.4 “Original License Agreement” shall mean the Agreement between Cross and Alphatec dated April 23, 2003, that licensed the subject matter of the ‘555 Patent and the ‘237 Patent to Alphatec.

ARTICLE 2.

LICENSE GRANT

2.1 Cross hereby grants to Licensee and its current subsidiaries and affiliates a non-exclusive, non-transferable (except as set forth in Article 7), right and license, under the ‘237 Patent and under the ‘555 Patent to make, have made, use, sell, offer for sale, and import the Licensed Products.

2.2 Other than as set forth in Section 2.1, Licensee and its current subsidiaries and affiliates shall not have any right to sublicense any of the rights granted in Article 2.1 to any third party without the prior written consent of Cross.

ARTICLE 3.

ROYALTY AND PAYMENTS

3.1 Royalties.

3.1.1 Up-front payment. Alphatec shall pay Cross royalties of $5,000,000 no later than January 6, 2012.

3.1.2 Future payments. Alphatec shall pay royalties of $13,000,000 in thirteen equal quarterly installments of $1,000,000. The first payment shall be due no later than August [***], 2012, and further quarterly payments shall be due no later than November [***], February [***], May [***], and August [***] of each year until a total of $13,000,000 is paid on August [***], 2015.

3.1.3 Notwithstanding the timing of the payments set forth above, which timing is for the convenience of Alphatec, no royalty is due, owing, or being collected on Licensed Product made, used, sold, offered for sale, or imported after the expiration of the latest-expiring of the ‘237 Patent and the ‘555 Patent.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2 Manner of Payment.

3.2.1 All payments required under this Agreement shall be paid in U.S. dollars, without deduction of taxes or any other costs of any kind, and shall be wired to the bank account of Cross using the following wiring instructions:

[***]

3.2.2 Cross may, from time to time, change these payment instructions by giving Licensee 10 days’ notice under Article 8.

3.3 Interest. If any payment is not made by Licensee by the date set forth in this Agreement, interest shall be payable on the past due amounts at the rate equal to the legal rate (under California law), from the date payment was due until the date of the actual payment.

3.4 These payments are being made as part of a compromise of a dispute and to settle litigation regarding the Original License Agreement.

3.5 Regardless of any ruling by a court regarding the scope, validity, or enforceability of the ‘237 Patent or the ‘555 Patent, including any ruling construing any claims of either Patent; any finding that either Patent does not read on a particular product, device, or apparatus; or any decision that a particular product, device, or apparatus does not infringe either Patent:

3.5.1 This Agreement shall remain in full force and effect without modification, and the royalties to be paid under it shall remain fully due and payable, and

3.5.2 All payments made under this Agreement, and the Original License Agreement, shall be nonrefundable.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

4.1 Cross represents, warrants, and covenants that (a) it has the full right and authority to enter into this Agreement and grant the right and licenses granted in this Agreement, and (b) it has not previously granted and will not grant any rights or licenses in conflict with the rights and licenses granted in this Agreement.

4.2 The undersigned represent and warrant that they have authority to execute this Agreement on behalf of the respective Parties and to carry out all obligations imposed under this Agreement. The undersigned have read, understand, and agree to the terms of this Agreement and have had the opportunity to consult with counsel regarding this Agreement.

ARTICLE 5.

TERM AND TERMINATION

5.1 This Agreement shall remain in effect until the expiration of the last-expiring patent of the ‘237 Patent and the ‘555 Patent, unless terminated earlier under this Article.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.2 Notice and Opportunity to Cure.

5.2.1 If Licensee fails to make any payment required under this Agreement, Licensee shall be in default.

5.2.2 In the event of a default or breach of any term of this License Agreement, the aggrieved Party shall give written notice of the default or breach by facsimile, personal service, overnight delivery by a nationally recognized courier, or first class registered or certified mail, return receipt requested, to the other Party at the addresses identified below in Article 7. The other Party shall then have fifteen (15) business days to rectify the alleged default or breach and shall provide written notice to the complaining Party of steps taken to rectify the alleged default or breach (the “Cure Period”). The complaining Party shall withhold any legal action during the Cure Period, and to the extent that any alleged default or breach shall be cured within the Cure Period, the Parties agree to treat such default or breach as though it had not occurred.

5.3 Failure to Cure. Upon Licensee’s failure to cure any default as set forth in Article 5.2, Cross may, at its sole discretion:

5.3.1 Sue for breach of this Amended License Agreement. In the event of such a suit, Licensee (a) agrees that all unpaid royalties as set forth in Article 3 of this Agreement become immediately due and payable, and (b) waives all defenses to a claim for breach of contract, except defenses based on payments actually made by Alphatec under this Amended License Agreement.

5.3.2 Declare that Licensee has breached this Amended License Agreement and therefore seek entry of a consent judgment in a form substantially similar to Exhibit 1. In such an event, Licensee is deemed to have consented to the entry of such judgment, and the amount of the judgment shall equal [***], less any royalty payments made by Alphatec under this Amended License Agreement).

5.4 Cross may terminate this Amended License Agreement without notice if a receiver is appointed for Licensee or proceedings are commenced by, for, or against Licensee under any bankruptcy, insolvency, or debtor’s relief law.

5.5 Article 6 survives a termination of this Amended License Agreement under Article 5.3.2 above.

ARTICLE 6.

WAIVERS

6.1 Licensee expressly waives any right it may have to seek to invalidate, reexamine, or otherwise challenge the ‘237 Patent or the ‘555 Patent, or to seek a ruling that any of its products do not infringe the ‘237 Patent or the ‘555 Patent.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2 Licensee expressly waives its right to challenge the validity or enforceability of this Agreement, or the Original License Agreement, on any ground already decided against it, or that was raised or could have been raised by Licensee, in the License Action, including without limitation defenses based on patent misuse or public policy.

6.3 The waivers set forth in this Article 6 shall not apply with respect to any action commenced by Licensor in which it claims that the Licensee or its current subsidiaries or affiliates have infringed either the ‘237 Patent or the ‘555 Patent.

ARTICLE 7.

ASSIGNMENT

7.1 The Parties may assign any or all of their rights or delegate any or all of their duties under this Agreement only upon the prior written consent of the other party. But such consent shall not be unreasonably withheld in the event that a party wishes to assign this Agreement to a purchaser of all or substantially all of its assets relating to the ‘237 Patent, the ‘555 Patent, or the Licensed Products.

ARTICLE 8.

NOTICES

8.1 All notices and other communications among the Parties in connection with this Agreement shall be in writing addressed to the following persons or Parties, and shall be deemed duly served, given and received (a) on the date of service, if served personally or sent be telex or facsimile transmission (with appropriate confirmation of receipt) to the Party to whom notice is to be given, or (b) on the fourth day after mailing, if mailed by first class registered or certified mail, return receipt requested, postage pre-paid in the United States mail, or (c) on the next day if sent by a nationally recognized courier for next day service and so addressed as follows:

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to Alphatec:	President and CEO, Alphatec Spine, Inc.

5818 El Camino Real Carlsbad, CA 92008

and	General Counsel and SVP, Alphatec Spine, Inc.

5818 El Camino Real Carlsbad, CA 92008

If to Cross or EBI:	Vice President Finance, EBI LLC, d/b/a Biomet Spine and Bone Healing

100 Interpace Parkway Parsippany, New Jersey 07054

and	Vice President and Division Counsel, EBI LLC d/b/a Biomet Spine and Bone Healing

100 Interpace Parkway Parsippany, New Jersey 07054

8.2 The Parties, by like notice, may designate another or additional address(es), facsimile number(s) or person(s) to which notices shall be given in connection with this Agreement.

ARTICLE 9.

GENERAL PROVISIONS

9.1 The Parties agree that this License Agreement shall inure to the benefit of and be binding on each of their respective agents, representatives, shareholders, officers, directors, attorneys, employees, permitted assigns, subsidiaries, insurers, and predecessor or successor companies.

9.2 Choice of Law and Venue. The Parties agree that any action to enforce or interpret this License Agreement must be filed exclusively in the Superior Court of Orange County or in the United States District Court for the Central District of California, and that personal jurisdiction and venue are appropriate in those courts. This License Agreement shall be

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

deemed executed and delivered in the State of California and shall be construed and governed by the internal laws of the State of California, without regard to California’s conflict of law provisions.

9.3 Enforcement and Attorney Fees. If litigation is commenced to interpret or enforce the terms of this License Agreement, the prevailing party shall be entitled to its costs and its reasonable attorney fees, in addition to any other available remedies.

9.4 Severability. If any part of this Agreement shall be determined to be illegal, invalid, or unenforceable, that part shall be replaced with an enforceable provision that is closest in intent and economic effect to the severed provision, so long as the revised License Agreement continues to fulfill the original intent of the Parties.

8.5 No Waiver. No breach of any provision of this License Agreement may be waived unless in writing signed by the Party against whom a waiver is asserted. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision.

8.6 Counterparts.

8.6.1 This License Agreement may be signed in counterparts and that it shall be fully executed when signed by all Parties whether the signatures of all Parties appear on the original or one or more copies of this License Agreement.

8.6.2 The Parties agree to sign three (3) originals of this License Agreement so that each Party will have a fully executed original version of it.

8.7 Integration. This License Agreement constitutes the entire agreement between the Parties and supersedes any and all prior agreements or understandings, written or oral, between them relating to the subject matter of this License Agreement. Except as set forth in the Settlement Agreement to which this License Agreement is an Exhibit, no other promises or agreements shall be binding upon the Parties with respect to this subject matter unless contained in or attached to this License Agreement, or separately agreed to in writing and signed by an authorized representatives of each of the Parties.

8.8 Modification. The provisions of this License Agreement may be modified or amended only in a writing that is signed by each of the Parties and expressly states that modification or amendment of this License Agreement is intended.

8.7 Construction. The Parties acknowledge that the terms of this License Agreement are contractual and are the result of negotiations between the Parties and their counsel. Each party and its counsel cooperated in the drafting and preparation of this License Agreement. This License Agreement shall not be construed against any Party as if that Party had drafted it.

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.8 Survival of Representations. All representations, warranties, and other agreements contained in this License Agreement shall survive the execution and delivery of this License Agreement by all Parties.

8.9 Admissibility of Agreement. In any action or proceeding relating to this License Agreement (including, but not limited to, actions or proceedings relating to the releases, conferred rights, or retained rights contained in this License Agreement), the Parties stipulate that a fully executed copy of this License Agreement may be admissible to the same extent as the fully executed original.

8.10 Captions. The captions or headings of the Sections of this License Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this License Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year below written.

ALPHATEC SPINE, INC.

By:	/s/ Dirk Kuyper
Its:	President and CEO
Date:	12/30/11

CROSS MEDICAL PRODUCTS, LLC

By:	/s/ Glen Kashuba
Its:	President
Date:	12/31/11

Portions of this Exhibit were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.